Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement on Form S-8 and related prospectus pertaining to the LCA-Vision Inc. 2001 Long-Term Incentive Plan of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedule of LCA-Vision Inc., LCA-Vision Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LCA-Vision Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Cincinnati, Ohio
March 14, 2005